Exhibit 10.20

AMERICAN CRYSTAL SUGAR COMPANY

RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated November 2008

AMERICAN CRYSTAL SUGAR COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Introduction

WHEREAS, American Crystal Sugar Company, a Minnesota agriculture cooperative corporation (the “Company”), maintains the American Crystal Sugar Company 401(k) Partnership Plan and Trust and Retirement Plan A for Employees of American Crystal Sugar Company; and

WHEREAS, Code Sections 401(a)(17), 402(g), 414(s) and 415 place limits on the contributions which can be made on behalf of a participant under a qualified defined contribution plan and a qualified defined benefit plan; and

WHEREAS, Code Sections 401(a)(4), 401(k), and 401(m) impose nondiscrimination requirements on salary reduction and employer matching contributions made on behalf of a participant under a qualified defined contribution plan; and

WHEREAS, the Company adopted the American Crystal Sugar Company Supplemental Executive Retirement Plan (the “Plan”), effective October 2, 1994, to provide a select group of management or highly compensated employees with supplemental retirement benefits and the opportunity to make additional deferrals; and

WHEREAS, the Company has amended the Plan from time to time, including amendments required to comply with Code Section 409A and the notices, regulations and other guidance of general applicability issued thereunder; and

WHEREAS, the Company desires to amend and restate the American Crystal Sugar Company Supplemental Executive Retirement Plan to reflect all such amendments and to further clarify certain provisions of the Plan;

NOW, THEREFORE, the Company hereby adopts the amended and restated Plan, generally effective January 1, 2008.  Participation Agreements in effect prior to the adoption of this amended and restated Plan shall remain in effect pursuant to Section 3.02(C).

RESOLVED, FURTHER, that, for purposes of P.L. 104-95, 4 U.S.C. Section 114, governing state taxation of nonqualified deferred compensation, the Pension SERP Account shall constitute a separate plan maintained solely for the purpose of providing retirement benefits in excess of the limitations imposed on the Pension Plan by Code Sections 401(a)(17) or 415, or any other limitation on contributions or benefits imposed on the Pension Plan by the Code.  Further, the rules governing state taxation of nonqualified deferred compensation under P.L. 104-95, 4 U.S.C. Section 114, shall apply to the 401(k) SERP Account, Employee SERP Contribution Account and Employer SERP Contribution Account only if the Participant elects to receive his or her Accounts in the form of equal annual installments over a period of ten (10) years.

ARTICLE I

DEFINITIONS

Whenever used herein with the initial letter capitalized, words and phrases shall have the meaning stated below unless a different meaning is plainly required by the context.  For purposes of construction of this Plan, the masculine term shall include the feminine and the singular shall include the plural in all cases in which they could thus be applied.

ACCOUNTS shall mean the 401(k) SERP Account, Pension SERP Account, Employer SERP Contribution Account and Employee SERP Contribution Account, maintained for the benefit of each Participant pursuant to Sections 3.01 and 3.02, and any other account established under and described in any other provision of this Plan.

BENEFICIARY means the persons or person or other entity designated by a Participant to receive any benefit under the Plan which may be due upon the Participant’s death.  The dissolution of the marriage of a Participant shall void a beneficiary designation by the Participant in favor of the Participant’s spouse in that marriage.  That dissolution, however, shall have no affect on any other Beneficiary named by the Participant in the beneficiary designation form on file with the Administrator at the time of that dissolution or on any beneficiary designation form made by the Participant subsequent to that dissolution.  If the Participant has not designated a Beneficiary, if no Beneficiary designated by the Participant survives the Participant, or if, following a dissolution of marriage, the Participant has not named any other Beneficiary, any benefit payable under the Plan shall be paid to the Participant’s estate.

BOARD OF DIRECTORS means the Board of Directors of American Crystal Sugar Company.

CODE means the Internal Revenue Code of 1986, as amended from time to time.

COMPANY means American Crystal Sugar Company, a Minnesota agriculture cooperative corporation.

COMPENSATION means Compensation as defined in Section 1.12(A) of the 401(k) Plan, except however, Compensation shall include amounts deferred under Section 3.02 of this Plan.

DISABILITY means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

EMPLOYEE SERP CONTRIBUTION ACCOUNT means the account established on behalf of each Participant pursuant to Section 3.02.

EMPLOYER CONTRIBUTION means the Employer Contribution provided for under the terms of the 401(k) Plan for employees who are hired or rehired on or after September 1, 2007, or who transfer from a union position to a nonunion position on or after September 1, 2007.

EMPLOYER SERP CONTRIBUTION ACCOUNT means the account established on behalf of each Participant pursuant to Section 3.02.

401(k) PLAN means the American Crystal Sugar Company 401(k) Partnership Plan and Trust.

401(k) SERP ACCOUNT means the account with that name established on behalf of a Participant pursuant to Section 3.01.

PARTICIPANT means a person who has satisfied the requirements of Section 2.01.

PARTICIPATION AGREEMENT means an agreement executed by a Participant and the Company authorizing the Company to deliver a portion of the Participant’s Compensation through regular payroll deductions.

PENSION PLAN means Retirement Plan A for Employees of American Crystal Sugar Company.

PENSION SERP ACCOUNT means the account with that name established on behalf of a Participant pursuant to Section 3.01.

PLAN means the American Crystal Sugar Company Supplemental Executive Retirement Plan as it may be amended from time to time.

PLAN YEAR means, for the purposes of the 401(k) Plan, the twelve (12) month period which begins on January 1, and ends on December 31.  For the purposes of the Pension Plan, Plan Year means the twelve (12) month period which begins on March 1 and ends on February 28.

SEPARATION FROM SERVICE means termination of employment with the Company and all affiliates for any reason, including but not limited to voluntary resignation, termination by the Company (either with or without cause) or retirement.  A Participant shall not be deemed to have a Separation from Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or contract.  If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, the Participant shall be deemed to have a Separation from Service on the first day immediately following such six-month period.

TRUST means the trust established or maintained by the Company that is used in connection with this Plan to assist the Company in meeting its obligations under the Plan and which is hereby incorporated into the Plan by this reference.

ARTICLE II

PARTICIPATION

2.01.                     ELIGIBILITY TO PARTICIPATE

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any Vice-President shall be eligible to participate in the Plan.  In addition, the Board of Directors or its delegate may, from time to time, identify other employees of the Company who are select management or highly compensated employees of the Company as eligible to participate in this Plan on the date designated by the Board of Directors.  The Company shall designate whether such employee is eligible to be credited with Company contributions pursuant to Section 3.01, to make employee contributions pursuant to Section 3.02, or both.

ARTICLE III

SUPPLEMENTAL RETIREMENT BENEFIT

3.01.                     COMPANY CONTRIBUTIONS

(a)                                  The Company shall maintain a 401(k) SERP Account and a Pension SERP Account on its books on behalf of each Participant.  Each Plan Year, the Company shall credit each Participant’s Accounts with the amounts determined in (1) and (2) below:

(1)                                  The 401(k) SERP Account of a Participant who participates in the 401(k) Plan shall be credited with a contribution equal to (A) reduced by (B) as follows:

(A)                              An amount equal to the lesser of:

(i)                                     The amount deferred under the 401(k) Plan; plus the amount deferred under Section 3.02 of this Plan; or

(ii)                                  Four percent (4%) of the Participant’s Compensation.

(B)                                The amount the Company actually contributed as a matching contribution on the Participant’s behalf under the 401(k) Plan.

(2)                                  The Pension SERP Account of a Participant who participates in the Pension Plan shall be provided a benefit equal to (A) reduced by (B) as follows:

(A)                              The Participant’s Pension Plan benefit if the limitation of Code Sections 415 and 401(a)(17) did not apply and amounts deferred under Section 3.02 of this Plan had been included in the definition of compensation under the Pension Plan,

(B)                                The benefit amount actually provided on the Participant’s behalf under the Pension Plan.

(b)                                 A Participant’s Accounts shall be credited with the amounts determined pursuant to Section 3.01(a) above at the same time such amounts would have been credited to the Participant’s account in the 401(k) Plan and the Pension Plan, respectively.

(c)                                  The Company shall maintain an Employer SERP Contribution Account on its books on behalf of each Participant who is eligible for an Employer Contribution under the 401(k) Plan.  Throughout the Plan Year, the Company shall credit such Participant’s Employer SERP Contribution Account with an amount equal to (A) reduced by (B) as follows:

(A)                              The Participant’s Employer Contribution calculated by assuming that the limitations of Code Sections 415 and 401(a)(17) did not apply and that the amounts deferred under Section 3.02 of this Plan had been included in the definition of compensation under the 401(k) Plan,

(B)                                The amount of the Employer Contribution actually contributed on the Participant’s behalf under the 401(k) Plan.

Such amount shall be credited to the Participant’s Employer SERP Contribution Account at the same time such amounts would have been credited to the Participant’s Employer Contribution Account maintained for the Participant under the 401(k) Plan.

3.02.                     EMPLOYEE CONTRIBUTIONS

(a)                                  Each Participant may irrevocably elect to defer Compensation under the Plan by authorizing, on a Participation Agreement, regular payroll deductions equal to between two percent (2%) and twenty percent (20%) of his Compensation in integral percentages.

(b)                                 Each participant may also irrevocably elect to defer up to one hundred percent (100%) of any bonuses he is paid by the Company during the Plan Year or any Per Acre Profit Payments he receives during the Plan Year; provided, however, that deferrals of Per Acre Profit Payments shall not be permitted under this Plan on or after January 1, 2005.

(c)                                  Prior to the later of (i) the first day of the Plan Year, or (ii) the 31st day after the Participant becomes eligible to participate in the Plan, each Participant shall enter into a Participation Agreement.  Such Participation Agreement shall be irrevocable, shall apply only to Compensation earned after the date of the Participation Agreement and shall remain in effect for the Plan Year unless the Participant has a Separation from Service.  A Participant may not modify his Participation Agreement during a Plan Year.

(d)                                 The Company shall maintain an Employee SERP Contribution Account on its books on behalf of each Participant electing to defer Compensation, bonuses or Per Acre Profit Payments pursuant to this Section 3.02; provided, however, that deferrals of Per Acre Profit Payments shall not be permitted under this Plan on or after January 1, 2005.  During each Plan Year, the Company shall credit each Participant’s Employee SERP Contribution Account with an amount equal to the amounts deferred pursuant to Section 3.02(a) and 3.02(b).

3.03.                     ADJUSTMENT TO ACCOUNTS

Each Participant’s Accounts shall be valued at fair market value as of the last day of each Plan Year and such other dates as are selected by the Company.  The Accounts shall reflect the Participant’s aggregate deferral amounts and any earnings or losses attributable to such amounts.

The Participant’s Pension SERP Account shall not be valued under this Section 3.03 but shall reflect the benefit described in Section 3.01(a)(2).

The earnings or losses credited to a Participant’s Accounts shall be based upon the earnings or losses of the investment options applicable to those Accounts pursuant to Section 3.04.  For purposes of crediting earnings or losses as of a valuation date, all contributions under this Plan that have been credited to those Accounts since the prior valuation date will be treated as having been credited as of the prior valuation date.

3.04.                     INVESTMENTS

A Participant may request that his deferrals be allocated among the available investment options established by the Company.  The initial allocation request shall remain in effect for all subsequent deferrals until changed by the Participant.  A Participant may change his or her investment allocation by completing such written or electronic forms as may be required by the Company, and shall become effective as soon as administratively feasible after the Company or other person identified on such forms receives the Participant’s request.  Although the Company intends to invest deferrals according to the Participant’s requests, it reserves the right to invest deferrals without regard to such requests.

The Company may make investment options available pursuant to the Trust.

3.05.                     VESTING

(a)                                  Except as otherwise provided in Appendix B, amounts credited pursuant to Section 3.01(a)(2), as adjusted pursuant to Section 3.03, shall become nonforfeitable when and to the extent they would have become nonforfeitable had they been contributed to the Pension Plan.

(b)                                 Amounts credited pursuant to Sections 3.01(a)(1) and 3.02, as adjusted pursuant to Section 3.03, shall be nonforfeitable at all times.

(c)                                  Except as otherwise provided in Appendix B, amounts credited pursuant to Section 3.01(c), as adjusted pursuant to Section 3.03, shall become nonforfeitable when and to the extent they would have become nonforfeitable had they been contributed to the Participant’s Employer Contribution Account maintained for the Participant under the 401(k) Plan.

3.06.                     PAYMENT OF BENEFITS

Within ninety (90) days after the earliest of the Participant’s Separation from Service, Disability, death or the date specified by the Participant, the Company shall pay the Participant the vested portion of his Accounts in one of the following methods as elected by the Participant:

(a)                  one lump sum payment; or

(b)                 equal annual installments over a period not to exceed ten (10) years.

The Participant shall elect the date and form of distribution at the same time he or she first completes a Participation Agreement pursuant to Section 3.02.  If the Participant does not elect a date and form of distribution, payment shall be made in one lump sum payment within ninety (90) days after the earliest of the Participant’s Separation from Service, Disability or death.

Notwithstanding the foregoing, prior to December 31, 2007, a Participant may file a one-time election (the “Special Election”) to select a distribution date and method of distribution for his or her Accounts; provided, however, that, with respect to a Special Election made on or after January 1, 2006, and on or before December 31, 2006, such Special Election shall not postpone any payment that was otherwise scheduled to be made during calendar year 2006 nor accelerate payment of any portion of the Participant’s Accounts to a date within calendar year 2006; and provided, further, that, with respect to a Special Election made on or after January 1, 2007, and on or before December 31, 2007, such Special Election shall not postpone any payment that was otherwise scheduled to be made during calendar year 2007 nor accelerate payment of any portion of the Participant’s Accounts to a date within calendar year 2007.  Under any such Special Election, the Participant shall not be required to postpone payment for at least five (5) years after the distribution event.  Such election shall be subject to such administrative rules as the Company may deem necessary or desirable for compliance with Code Section 409A and the notices, regulations and other guidance of general applicability issued thereunder.

With the exception of a Participant’s Special Election, the Participant may elect a new form of distribution; provided, however, that such election must be made at least twelve (12) months prior to the original distribution date and must postpone payment for at least five (5) years after such original distribution date; and provided, further, that such new election shall not be effective if it precedes the Participant’s Separation from Service with the Company by less than one year.

Actuarial equivalence under the foregoing paragraphs shall be determined on the basis of the published 1984 Unisex Pension Mortality Table and a 7% interest rate assumption.  Early retirement reductions outlined in Section 4.2 of Retirement Plan A for Employees of American Crystal Sugar Company shall apply; however, additional reductions applied to benefit payments which commence later than the first day of the month following retirement shall not apply.

3.07.                     DEATH BENEFIT

In the event of the death of a Participant prior to payment of a vested portion of the Participant’s Accounts, any unpaid vested amounts shall be paid to the Participant’s Beneficiary pursuant to method of distribution previously elected by the Participant pursuant to Section 3.06.  If no form of distribution has been elected, such amounts shall be paid to such Beneficiary in one lump sum payment as soon as feasible after the Participant’s death.

3.08.                     CONTRIBUTIONS TO TRUST

The Company shall make contributions to the Trust each Plan Year which shall be sufficient to meet the Company’s obligations under the Plan.  These contributions shall be made throughout the Plan Year at such times as the Company may determine and as may be agreed upon with the trustee of the Trust.  Contributions with respect to Accounts other than the Pension SERP Account shall match allocations under this Plan, including any earnings not generated in the Trust (such as earnings attributable to a fixed rate investment option).

3.09.                     BENEFITS UNDER LONG TERM INCENTIVE PLAN

The American Crystal Sugar Company Long Term Incentive Plan established in the year 2000 provides for amounts to be credited to an Account under this Plan.  Accordingly, an Account shall be established under this Plan with respect to those amounts and shall be credited with earnings and losses under the terms of the Plan.  Such Account shall be vested and shall be subject to any additional terms and conditions applicable to that Account under the terms of that Incentive Plan.  Except to the extent permitted by Code Section 409A and the notices, regulations and other guidance of general applicability issued thereunder, this Section 3.09 shall have no further force and effect on or after January 1, 2005.

ARTICLE IV

ADMINISTRATION

4.01.                     POWERS

(a)                                  The Company shall appoint one or more persons to administer the Plan.  Such persons shall have, and shall exercise and perform, all of the powers, rights, authorities, and duties necessary to administer the Plan, including the authority and discretion to construe and interpret the Plan, decide all questions of eligibility for and the amount, manner and time of payment of any benefit payable hereunder.  Such persons shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

(b)                                 The procedures for filing claims for payments under the Plan are described below.  For claims procedures purposes, the “Claims Manager” shall be the Company.

(1)                                  A Participant who believes he or she is entitled to a payment under the Plan may submit a claim for such payment in writing to the Company.  Any claim must be made by the Participant or his or her Beneficiary in writing and state the claimant’s name and the nature of the payment to be made under the Plan on a form acceptable to the Company.  If for any reason a claim under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent provisions under the Plan on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant.  For this purpose:  (i) the claimant’s claim shall be deemed to be filed when presented in writing to the Claims Manager and (ii) the Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(2)                                  The claimant shall have 60 days following his or her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial.  For such review, the claimant or the claimant’s representative may review pertinent documents and submit written issues and comments.

(3)                                  The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of the claimant’s claim.  The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based.  If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.  In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Section 4.01(b).

4.02.                     COMPANY

Whenever the Company, under the terms of the Plan, is permitted or required to do or perform any act or matter or thing, it shall be done and performed by the Chief Executive Officer of the Company or such officer’s delegate, except with respect to those matters as to which authority is specifically reserved to the Company’s Board of Directors and except for those matters described in Section 2.01.

4.03.                     LIABILITY

Notwithstanding any of the provisions of the Plan to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

ARTICLE V

MISCELLANEOUS

5.01.                     AMENDMENT AND TERMINATION

The Company reserves the power to alter, amend or terminate the Plan at any time and from time to time by the action of the Board of Directors and the interest of each Participant is subject to the powers so reserved.  An amendment shall be authorized by the Board of Directors and shall be stated in an instrument in writing signed in the name of the Company by a person or persons authorized by the Board of Directors.  After the instrument has been so executed, the Plan shall be deemed to have been amended in the manner therein set forth, and all parties interested herein shall be bound thereby.  No amendment to the Plan may alter, impair, or reduce the benefits of a Participant that are vested under the Plan prior to the effective date of such amendment without the written consent of the affected Participant.

Notwithstanding the foregoing, the Company expressly reserves the right to amend the Plan to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder without the consent of any Participant.  Further, in the event the Board of Directors terminates the Plan, such termination and the distribution of all Participants’ benefits shall be made within the time prescribed by and in compliance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.02.                     NO ALIENATION OF BENEFITS

No payee may assign, anticipate, or otherwise encumber any payment due him under this Plan.  Any payment due to a payee under this Plan shall be exempt from the claims of his creditors.

5.03.                     NO CONTRACT OF EMPLOYMENT

Nothing herein contained shall be construed to constitute a contract of employment between the Company and any Participant.

5.04.                     EXPENSES

The expenses of administering the Plan shall be paid by the Company.

5.05.                     FUNDING

The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder.  Any funds with respect to payment to be made hereunder shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of the Company’s bankruptcy (when the Company is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when the Company is unable to pay its debts as they mature).  No Participant or any other person shall have any interests in any particular assets of the Company by reason of the right to receive a benefit under the Plan and to the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.  The Plan constitutes a mere promise by the Company to make payments to the Participants in the future.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in any trust or the assets of the Company will be sufficient to pay any benefit hereunder.  Furthermore, no Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

5.06.                     GOVERNING LAW

To the extent not preempted by the laws of the United States of America, the laws of the State of Minnesota shall be the controlling state law in all matters relating to this Plan.

5.07.                     SEVERABILITY

If any provisions of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal and invalid provisions never had been included herein.

5.08.                     INCOMPETENT PARTICIPANTS

If any person entitled to payment under the Plan has been declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate has been appointed, any distribution under the Plan to which the person is entitled shall be paid to such conservator or other person legally charged with the care of the person or his or her estate.  Except as provided above, when the Company has determined that such person is unable to manage his or her affairs, the Company may provide for such distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such distribution shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

IN WITNESS WHEREOF, this Plan has been executed on behalf of the Company by its duly authorized officers as of the 5th day of December, 2008.

AMERICAN CRYSTAL SUGAR COMPANY

By:	/s/ David Berg

	Its:	President/CEO

ATTEST:

By:

Its:

3152709/6